LIMITED POWER OF ATTORNEY

I, Mark A. Schulz, hereby appoint and constitute each of Michael K. Walton, Irene E. Song and Michael R. Beers, acting individually, as my true and lawful attorney-in-fact with the limited power to sign and submit for me and in my name a Statement of Changes in Beneficial Ownership of Securities issued by PACCAR Inc on Form 4 and Form 5, together with any and all amendments thereto, to be filed with the Securities and Exchange Commission and for no other purpose.
This limited power of attorney: (i) supersedes all previous powers of attorney granted by me with respect to the matters covered herein, which are hereby revoked, and (ii) shall remain in effect as long as I am required to file such reports, unless earlier revoked by me in writing.

IN WITNESS WHEREOF, the undersigned has executed this limited power of attorney as of the date set forth below.

/s/ Mark A. Schulz
Mark A. Schulz

December 3, 2020
Date